Exhibit 99.1

SANUWAVE HEALTH ENTERS INTO EXCLUSIVE LETTER OF INTENT TO ACQUIRE CELULARITY’S ULTRAMIST® AND EXCLUSIVE PARTNERSHIP RIGHTS FOR WOUND CARE BIOLOGIC PRODUCTS

Contemplated Transaction Would Create a Leading Provider of Advanced Wound Care Solutions that Improve Clinical Outcomes Across the Continuum of Care

SUWANEE, GA, June 10, 2020 - SANUWAVE Health, Inc. (OTCQB: SNWV) today announced that it has entered into an exclusive, non-binding letter of intent to acquire Celularity’s UltraMIST® Ultrasound Healing Therapy asset as well as exclusive partnership rights for Celularity’s wound care biologic products. Celularity is a privately held, clinical-stage cell therapeutics company delivering transformative allogeneic cellular therapies, engineered from the postpartum human placenta, in cancer, infectious disease, and degenerative disease. SANUWAVE will conduct an investor teleconference at 9:00 a.m. EDT today to discuss how the contemplated acquisition is expected to broaden its wound care portfolio and enhance its financial profile.

“UltraMIST® and the Celularity wound care biologic products, Biovance® and Interyl®, are excellent complements to our dermaPACE® System,” said Kevin Richardson, SANUWAVE Chief Executive Officer. “The contemplated acquisition would bolster our advance wound care portfolio and support our growth strategy to offer comprehensive advanced wound care solutions to improve clinical outcomes across the care pathway. The UltraMIST® device is already established in over 900 wound care clinics and SANUWAVE will leverage their sales team to accelerate the penetration of dermaPACE® into those facilities.”

“We are excited about the prospect to bring Celularity’s wound care technologies and 25 dedicated wound care professionals to our team,” Mr. Richardson continued. “Together, we will apply shockwave and ultrasound science to bring differentiated offerings to key wound care solutions worldwide.”

The transaction is expected to close in July 2020. The funding for the acquisition will consist of a mix of funded term debt and equity. Existing SANUWAVE shareholders, directors and officers have committed over $5 million at $0.25 per share to assist in completing the transaction.

SANUWAVE has engaged William Blair for investment banking services to arrange, negotiate and assist in the placement of debt capital for the proposed acquisition. William Blair is in advanced discussions with lenders for the debt capital.

The contemplated acquisition is expected to be a transformative event for SANUWAVE and to represent a strategically and financially compelling growth opportunity for the Company. The contemplated transaction would broaden SANUWAVE’s addressable market and combines two highly complementary energy transfer technologies with two biologic skin substitute products to create a platform of scale with an end-to-end product offering in the advanced wound care market. Furthermore, it would uniquely position SANUWAVE to address the entire advanced wound care patient pathway from the initial stages of treatment to closure. The treatment combination of UltraMIST® and the dermaPACE® System would create a significant opportunity to demonstrate improved patient outcomes over the current standard of care, initially for diabetic foot ulcers and across all wound indications in the future.

SANUWAVE will conduct an investor teleconference at 9:00 a.m. EDT today. Investors can access this conference via the following:

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Live webcast at https://www.webcaster4.com/Webcast/Page/2249/35268

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Live telephone:
Call 844-602-0380 within the U.S. or +1 862-298-0970 outside the U.S. Please join the call at least 10 minutes before the start time.

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Webcast replay:
Go to https://www.webcaster4.com/Webcast/Page/2249/35268 .. The webcast replay will be available until Thursday, September 10, 2020.

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Telephone replay:

Call 877-481-4010 within the U.S. or +1 919-882-2331 (for both U.S. and outside U.S., the access code is 35268). The telephone replay will be available until Wednesday, June 17, 2020.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (OTCQB:SNWV) (www.SANUWAVE.com) is a shockwave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE® technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is US FDA cleared for the treatment of Diabetic Foot Ulcers.  The device is also CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, South Korea, Australia and New Zealand. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shockwave technology for non-medical uses, including energy, water, food and industrial markets.

About Celularity Inc.

Celularity, headquartered in Warren, N.J., is a clinical-stage cell therapeutics company delivering transformative allogeneic cellular therapies derived from the postpartum human placenta. Using proprietary technology in combination with its IMPACT™ platform, Celularity is the only company harnessing the purity and versatility of placental-derived cells to develop and manufacture innovative, highly scalable off-the-shelf treatments for patients with cancer, infectious diseases, and degenerative diseases. To learn more, please visit www.celularity.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Millennium Park Capital LLC

Christopher Wynne

312-724-7845

cwynne@mparkcm.com

SANUWAVE Health, Inc.

Kevin Richardson II

CEO and Chairman of the Board

978-922-2447

investorrelations@sanuwave.com